Horizon Bancorp, Inc. to Host Virtual Investor Day on December 2nd

MICHIGAN CITY, Ind., November 8, 2021 – (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) will host its 2021 Virtual Investor Day at 11:00 a.m. CT on Thursday, December 2, 2021. Horizon will offer a deep dive into the company’s disciplined operating culture and its retail digital experience and franchise, including its recent Michigan branch acquisition. Presenters will include:

•Craig M. Dwight, Chairman & Chief Executive Officer
•Mark E. Secor, Executive Vice President & Chief Financial Officer
•James D. Neff, President
•Kathie A. DeRuiter, Executive Vice President & Senior Operations Officer
•Dennis J. Kuhn, Executive Vice President & Chief Commercial Banking Officer
•Lynn Kerber, Executive Vice President & Senior Commercial Credit Officer
•Noe Najera, Senior Vice President, Retail Lending

In addition to prepared remarks from Horizon’s leadership, the event will feature a live question and answer session.

Participants may access the live event on December 2, 2021 at 11:00 a.m. CT (12:00 p.m. ET) at https://hbncinvestorday.com.

Presentation slides will be posted after market close on Wednesday, December 1, 2021 in the “Investor Relations” section of the Company’s website, https://investor.horizonbank.com.

A webcast replay of the event will be available on the “Investor Relations” section of the Company’s website, https://investor.horizonbank.com through at least March 2, 2022.

About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.5 billion–asset bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon’s retail offerings include prime residential, indirect auto, and other secured consumer lending to in–market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in–market business banking and treasury management services, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana’s Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Contact:
Craig Dwight, Chairman & CEO
Phone: (219) 873–2725
Fax: (219) 873–9280